Exhibit 99

FOR IMMEDIATE RELEASE

CONTACTS:	Nautilus, Inc.	Integrated Corporate Relations, Inc.
	Ron Arp	John Mills
	(360)859-2514	(310)395-2215 or (203)222-9013

NAUTILUS, INC. ANNOUNCES PRELIMINARY FOURTH QUARTER 2005 RESULTS

VANCOUVER, Wash. – (January 18, 2006) –Nautilus, Inc. (NYSE: NLS), a leading marketer, developer, and manufacturer of branded health and fitness products, today provided preliminary fourth quarter 2005 results, and announced the date of its next quarterly conference call with investors.

Based upon preliminary information, the Company announced that it expects fourth quarter 2005 net sales in the range of $179-183 million, with corresponding earnings per share in the $0.07-0.12 range. The Company’s previous fourth quarter 2005 guidance presented on November 2, 2005, estimated net sales of $210 million and earnings per share in the $0.44-0.48 range.

“Our innovation-centered business model generated increasing consumer interest in our products again in the fourth quarter, helping us achieve net sales growth of 21 percent in fiscal 2005,” said Gregg Hammann, Chairman and Chief Executive Officer. “However, we are experiencing growing pains in ramping innovation through the manufacturing side of our business, which resulted in delays in the introduction of new products that were expected to have significant sales and earnings in the fourth quarter. We are continuing to make progress in improving our manufacturing and operational capacity as we adjust to a fast pace of product innovation. We are closing gaps and improving efficiencies in each stage of our go-to-market process.”

The Company continues to expect 15-20 percent annualized sales growth, and 20-30 percent annualized earnings growth, through its 2006-08 strategic business plan.

The conference call is scheduled for 5 p.m. EST (2 p.m. PST) February 1, 2006. It will be broadcast live over the Internet hosted at www.nautilusinc.com/events and will be archived online within one hour after completion of the call. In addition, listeners may call (800) 729-5806 from anywhere in North America, and (212) 676-4919 from outside North America. Participants will include: Gregg Hammann, Chairman and Chief Executive Officer; Bill Meadowcroft, Chief Financial Officer; and Tim Hawkins, Chief Customer Officer and Chief Marketing Officer.

A telephonic playback will be available from 7:00 p.m. PST February 1 through 7:00 p.m. PST, February 10, 2006. North American callers can dial (800) 633-8284 and other international callers can dial (402) 977-9140 to hear the playback. The passcode is 21282027.

About Nautilus, Inc.

Headquartered in Vancouver, Wash., Nautilus, Inc. (NYSE:NLS) is a pure fitness company that provides tools and education necessary to help people achieve a fit and healthy lifestyle. With a brand portfolio that includes Nautilus(R), Bowflex(R), Schwinn(R)Fitness, StairMaster(R), Trimline(R) and Pearl iZUMi(R), Nautilus manufactures and markets a complete line of innovative health and fitness products through direct, commercial, retail, specialty and international channels. The Company was formed in 1986 and had sales of $524 million in 2004. It has 1,400 employees and operations in Washington, Oregon, Colorado, Oklahoma, Texas, Illinois, Virginia, Canada, Switzerland, Germany, United Kingdom, Italy, China, and other locations around the world. More information is at www.nautilusinc.com

This press release includes forward-looking statements. Factors that could cause Nautilus, Inc. actual results to differ materially from these forward-looking statements include availability of media time and fluctuating advertising rates, a decline in consumer spending due to unfavorable economic conditions, its ability to effectively develop, market, and sell future products, its ability to get foreign-sourced product through customs in a timely manner, its ability to effectively identify, negotiate and integrate any future strategic acquisitions, its ability to protect its intellectual property, introduction of lower-priced competing products, unpredictable events and circumstances relating to international operations including its use of foreign manufacturers, government regulatory action, and general economic conditions. Please refer to our reports and filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, for a further discussion of these risks and uncertainties. We also caution you not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.